Exhibit 99.1

           Nalco Holding Company Completes IPO-Related Debt Reduction

    NAPERVILLE, Ill.--(BUSINESS WIRE)--Dec. 20, 2004--Nalco Finance Holdings LLC and Nalco Finance Holdings Inc. today completed their previously announced $176.9 million redemption of a portion of 9.0 percent senior discount notes due 2014. This payment redeems just over one third of the present accreted value of the notes and was made from proceeds raised by parent company Nalco Holding Company as part of its November 11, 2004 initial public offering.
    "Nalco remains committed to proper management of our debt," noted Executive Vice President and Chief Financial Officer Brad Bell. "Through the first three quarters of 2004 we have paid down $210 million in structural debt, in addition to today's redemption. Nalco also recently obtained a 50 basis point interest rate reduction on our $1.1 billion term loan B facility. This drops the facility's interest rate from 250 basis points over LIBOR (London Interbank Offer Rate) to 200 basis points over LIBOR."

    Nalco (NYSE:NLC) is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2003, Nalco achieved sales of $2.8 billion.

    This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.


    CONTACT: Nalco Company
             Charlie Pajor (Media Contact), 630-305-1556 cpajor@nalco.com or
             Mike Bushman (Investor Contact), 630-305-1025 mbushman@nalco.com website: www.nalco.com